UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549



                               FORM 8-K


                            CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934



Date of Report (Date of earliest event reported): July 21, 2000



                        JACK HENRY & ASSOCIATES, INC.
        (Exact name of Registrant as specified in its Charter)



Delaware                     0-14112                  43-1128385
(State or other jurisdiction (Commission File Number) (IRS Employer
     of Incorporation)                            Identification No.)


                663 Highway 60, P.O. Box 807, Monett, MO 65708
              (Address of principal executive offices)(zip code)


     Registrant's telephone number, including area code:   (417) 235-6652



ITEM 5.   OTHER EVENTS.

     On July 21, 2000, Jack Henry & Associates, Inc. ("Jack Henry") issued a press release (a copy of which is attached to this report) announcing its earnings and results of operations for its fourth fiscal quarter and for its fiscal year ended June 30, 2000.


ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS.

     (c)  Exhibits

          99.1 Press release dated July 21, 2000 with fourth fiscal quarter and fiscal year ended June 30, 2000 results.






























                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



Date: July 21, 2000                JACK HENRY & ASSOCIATES, INC.
                                   (Registrant)

                                   By:   /s/ Terry W. Thompson
                                         Terry W. Thompson
                                   Chief Financial Officer
































                                                  Exhibit 99.1
COMPANY:JACK HENRY & ASSOCIATES, INC. ANALYST CONTACT: Terry W. Thompson
663 Highway 60, P.O. Box 807                           Chief Financial Officer
Monett, MO 65708                                       (417) 235-6652

                                      IR CONTACT:      Becky Pendleton Reid
                                                       Len Cereghino & Co.
                                                       (206) 448-1996

FOR IMMEDIATE RELEASE

          JACK HENRY & ASSOCIATES POSTS RECORD REVENUES,
          EARNINGS AND EARNINGS PER SHARE IN FISCAL 2000

          4Q00 REVENUES INCREASE 54% AND PROFITS RISE 41%

  Monett, MO, July 21, 2000 -- Jack Henry & Associates, Inc. (Nasdaq: JKHY) today reported record fiscal 2000 results capped by a strong fourth quarter. This represents the 11th consecutive year of record revenues, earnings and earnings per share. These results reflect the continuing strong demand from financial institutions nationwide for banking technology and e-finance solutions. Fourth quarter revenues increased 54% to $69.4 million with revenues from software licensing and installation almost doubling, generating a 41% increase in earnings of $11.4 million or $.26 per diluted share.

  For the fiscal year ended June 30, 2000, total revenues
  increased 16% to $225.3 million compared to $193.5 million in
  fiscal 1999.   Income from continuing operations increased 5% to
  $34.4 million, or $.81 per diluted share, compared to $32.7 million, or $.77 per diluted share, in fiscal 1999. All prior periods have been restated to reflect the 2-for-1 split effective March 2, 2000 and the acquisition of Sys-Tech, Inc.
  which was accounted for as a pooling of interests and closed
  June 1, 2000, as of the beginning of the earliest period presented.

  "The revenue and earnings growth during the second half of this fiscal year reflects the demand for technology that built during the Y2K moratorium last year. This is further demonstrated by the 97% increase in fourth quarter software licensing and installation revenues," said Michael E. Henry, Chairman and CEO.

  Software licensing and installation revenues in the fourth quarter increased to $21.8 million and accounted for 31% of total revenues compared to $11.1 million or 25% of fourth quarter 1999 revenues. In fiscal 2000, software licensing and installation grew 22% to $57.7 million or 26% of total revenues compared to $47.2 million or 24% of fiscal 1999 revenues. Fourth quarter maintenance, support and services revenues increased 52% to $27.7 million and hardware sales increased 27%
  to $19.9 million.   In fiscal 2000, maintenance, support and
  services revenues increased 37% to $97.5 million and hardware sales decreased 7% to $70.1 million.

  Backlog was $104.4 million at June 30, 2000 compared to $91.2 million, at March 31, 2000, and $86.6 million at June 30, 1999. The backlog for in-house products and services totaled $43.0 million at year end compared to $27.9 million a year ago. Outsourcing backlog was $61.4 million compared to $58.7 million a year ago.

  "Software licensing and installation is our most profitable revenue component, and consequently, its revenue growth helped boost gross margin to 48% in the fourth quarter, up from 46% in the fourth quarter a year ago," said Terry Thompson, CFO. Conversely, full year gross margin was 44%, down from 45% in the comparable period of fiscal 1999 due to Y2K and the mix of revenues. Fourth quarter gross profit grew 58% to $33.0 million compared to $20.9 million in the fourth quarter of fiscal 1999. Fiscal 2000 gross profit was up 14% to $98.1 million compared to $86.3 million a year ago.

  "We continued to build our business capabilities and customer base through strategic acquisitions during the year. In fiscal 2000, we completed four acquisitions including the Open Systems Group, with over 800 customers and UNIX-based technology, BancData Solutions providing a strong outsourcing base on the West Coast, Symitar Systems strengthening our credit union operations, and Sys-Tech adding expertise in uninterruptible power supply systems and the design and maintenance of computer facilities," Henry noted. "These acquisitions contributed to earnings in the fiscal year."
                               (more)


  Operating expenses for the fourth quarter increased to $15.1 million or 22% of revenues and for fiscal 2000 to $47.1 million or 21% of revenues, reflecting increasing costs of operating, including some arising from acquisitions this year. "Selling and marketing expenses increased the most during the year, growing 36% to $19 million. We continue to devote 3% to 4% of revenues to research and development. General and administrative expenses grew more slowly than revenues, increasing 38% in the quarter and 16% for the year," said Michael R. Wallace, President and COO.

  "The fourth quarter marked the first customer rollout of our new
  Internet portal, NetHarbor(TM)," Wallace continued.   The new
  product allows banks to launch websites that offer customer convenience and provide a new revenue source for both financial institutions and for JKHY. NetHarbor allows the bank's clients to customize their bank-branded home page content to meet their daily internet needs with real time online banking transactions; account information and services plus news, local weather forecasts, stock quotes, community affairs, favorite internet
  links, and e-shopping.   We expect to add integrated online
  brokerage to NetHarbor's service offerings before calendar year end.

  Fourth quarter operating income was $17.8 million compared to $12.2 million in last year's fourth quarter. Fiscal 2000 operating income was $51.0 million compared to $49.7 million in fiscal 1999. Pre-tax income in both the quarter and the year reflect the lower interest income and higher interest expense resulting from the year's acquisition activities. Fourth quarter pre-tax income totaled $17.4 million compared to $12.4 million and fiscal 2000 pre-tax income was $51.8 compared to $51.6 million a year ago.

  At June 30, 2000, the balance sheet reflected strong growth during the year with assets growing 83% to $325 million and stockholders' equity up 33% to $154.5 million. Long-term and short-term debt totaled $71 million at year-end. On July 14th, the company filed a registration statement with the Securities and Exchange Commission for a proposed offering of five million shares of its common stock comprised of two million shares offered by the Company and three million shares offered by selling stockholders. The Company intends to use its net proceeds from the offering for repayment of debt, working capital, capital expenditures and other general corporate purposes, including potential acquisitions.

  Jack Henry & Associates, Inc. provides integrated computer systems and ATM networking products for banks and credit unions.
   Jack Henry markets and supports its systems throughout the United States and has over 2,850 customers nationwide. For additional information on Jack Henry, visit the company's web site at www.jackhenry.com.

  Statements made in this news release that are not historical facts are forward-looking information. Actual results may differ materially from those projected in any forward-looking information. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward looking information. Additional information on these and other factors which could affect the Company's financial results are included in its Securities and Exchange Commission (SEC) filings on Form 10-K and its registration statement filing of July 14, 2000. These statements should be reviewed by potential investors. Finally, there may be other factors not mentioned above or included in the Company's SEC filings that may cause actual results to differ materially from any forward-looking information.












            CONDENSED CONSOLIDATED FINANCIAL INFORMATION
         (Unaudited) (In Thousands, Except Per Share Data)

  CONDENSED  STATEMENT OF INCOME                                 Quarter Ended                        Year Ended
                                                                     June 30,                            June 30,



  Revenues:                                                   2000               1999*                2000            1999*

    Software licensing & installation                       $21,800            $11,073             $  57,688        $ 47,181
    Maintenance/support & service                            27,706             18,283                97,519          71,278
    Hardware sales                                           19,863             15,616                70,093          75,068

      Total revenues                                        $69,369            $44,972             $ 225,300        $193,527

  Cost of sales:

    Cost of hardware                                         15,124             11,311                51,045          54,661

    Cost of services                                         21,275             12,790                76,139          52,582

       Total cost of sales                                  $36,399            $24,101             $ 127,184        $107,243


  Gross profit                                              $32,970            $20,871             $  98,116        $ 86,284

                                                                48%                46%                   44%             45%

  Operating expenses:

    Selling and marketing                                     6,502              2,646                19,015          14,030

    Research and development                                  2,243              1,425                 8,022           5,183

    General and administrative                                6,376              4,618                20,069          17,347

      Total operating expenses                              $15,121           $  8,689             $  47,106       $  36,560



  Operating income                                          $17,849            $12,182             $  51,010       $  49,724

  Other income:

    Interest  income                                            125                189                   863           1,619

    Interest expense                                           (767)               (21)               (1,910)            (93)

    Other, net                                                  174                 17                 1,802             363

      Total other income                                  $    (468)         $     185             $     755        $  1,889



  Income before income taxes                                $17,381            $12,367             $  51,765        $ 51,613

  Provision for income taxes                                  5,947              4,265                17,415          18,887



  Income from continuing operations                        $ 11,434           $  8,102             $  34,350         $ 32,726

  (Loss) income from discontinued operations                      -                  -                  (332)            (758)

  Net income                                               $ 11,434           $  8,102             $  34,018         $ 31,968



  Diluted earnings per share:

  Income from continuing operations                        $    .26           $   .19              $     .81      $     .77

  Loss from discontinued operations                               -                 -                   (.01)          (.02)

  Net income                                               $    .26           $   .19              $     .80      $     .75


  Diluted weighted average shares outstanding                43,524            42,576                 42,639         42,641


  Basic earnings per share:

  Income from continuing operations                        $    .28           $   .20              $     .84       $    .81

  Loss from discontinued operations                               -                 -                   (.01)          (.02)

  Net income                                               $    .28           $   .20              $     .83       $    .79



  Basic weighted average shares outstanding                  41,217            40,598                 40,883         40,337





  CONDENSED BALANCE SHEETS                                                               June 30,


                                                                                  2000              1999

  Current assets                                                               $115,959           $ 81,776
  Property and equipment, net                                                    93,285             66,192
  Intangible assets, net                                                        115,095             28,196
  Other assets, net                                                                 758              1,096

    Total assets                                                               $325,097           $177,260


  Accounts payable and accrued expenses                                        $ 19,005          $  14,001
  Short-term borrowings                                                          70,500                  -
  Deferred revenue                                                               75,472             44,664
  Long-term debt                                                                    443                211
  Deferred income taxes                                                           5,132              2,586

  Stockholders' equity                                                          154,545            115,798

    Total liabilities and stockholders' equity                                 $325,097           $177,260
  * Restated to reflect the Sys-Tech acquisition